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                                                                    Exhibit 10.5

[Inprise Letterhead]

May 16, 2000

Keith Gottfried
[ADDRESS INTENTIONALLY OMITTED]

         RE:  EMPLOYMENT AGREEMENT

Dear Keith:

         On behalf of INPRISE Corporation ("INPRISE"), I am pleased to confirm our verbal offer of employment to you for the position of Senior Vice President and General Counsel of the company, reporting to Dale Fuller. This letter sets out the terms of your employment with INPRISE, which will start on a date mutually agreed upon.

         You will be paid a base salary of $11,538.46 every two weeks (which equals $300,000.00 per year), less applicable tax and other withholdings. You will be eligible to participate in the 2000 Executive Incentive Program with an annual target of $120,000.00 (40% of base salary). This bonus is paid quarterly and is conditional upon the company achieving certain targets. You will also be eligible to participate in various INPRISE fringe benefit plans, including:
Group Health Insurance, Flexible Spending Accounts, 401(k), Employee Stock Purchase Plan, Tuition Reimbursement and the vacation program. These benefits will be explained to you during your Employee Orientation. Please refer to the attached document, which explains the new employee orientation process.

         Subject to the approval of INPRISE's Board of Directors, you will be granted an option to purchase 375,000 shares of INPRISE common stock under INPRISE's stock option plans at an exercise price equal to the fair market value of that stock on your option grant date, which will be the date of the next meeting of the INPRISE Board of Directors. The options are subject to the standard terms and conditions of INPRISE's stock option plans, including four year vesting, with six forty-eighths (6/48) of these shares vesting after six
(6) months and the remaining shares vesting monthly over the following three and one half (3 1/2) years. Notwithstanding the foregoing, in the event that the company is acquired or is subject to a change in control, the vesting of the option will be accelerated and the option shall be exercisable in full. For these purposes, an "acquisition of the company" shall mean a merger or other transaction in which the company or substantially all of its assets is sold or merged and as a result of such transaction, the holders of the Company's common stock prior to such transaction do not own or control a majority of the outstanding shares of the successor corporation and a "change of control" shall mean the election of nominees constituting a majority of the Company's Board of Directors which nominees were not approved by a majority of the Company's Board of Directors prior to such election or the acquisition by a third party of twenty percent (20%) or more of the company's outstanding shares which acquisition was without the approval of a majority of the Board of Directors of the company in office prior to such acquisition.

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         Confidentiality. INPRISE is very impressed with the skills and experience that you will bring to us and we hope that you will consider this offer carefully. Should you accept this offer, I would like to remind you that it is INPRISE's policy to avoid situations where information or materials might come into our hands that are considered proprietary by individuals or companies other than INPRISE. Indeed, as a condition of employment, you will be required to sign an agreement not to expose either you or us to legal liability by divulging trade secrets or confidential information of any employer. We are interested in employing you because or your skills and abilities, not because of any trade secrets you may have learned elsewhere. Thus, it is important that you take care not to bring, even inadvertently, any books, drawings, notes, materials, etc., except your personal effects as you leave your current employer.

         Termination. As with all employment at INPRISE, your employment is considered "at will." That means that both you and INPRISE have the right to terminate employment at any time with or without advance notice, and with or without cause. Notwithstanding the foregoing, if the company terminates your employment for other than cause or there is a constructive termination, and in contingent upon your signing of a general release, substantially similar to the form of release attached to INPRISE'S customary change in control agreement, the Company agrees that you will be entitled to a severance payment equal to six (6) months of base salary and six (6) months accelerated vesting of any unvested stock options.

         For purposes of this Agreement, termination for "cause" shall mean termination of your employment relationship with INPRISE for any of the following reasons: (i) your engaging in an act of theft, embezzlement, misappropriation of funds or property, or fraud against, or with respect to the business of INPRISE; (ii) a willful breach by you of any material term of this Agreement and, if such breach is capable of being cured, the failure by you to cure such breach within thirty (30) days of written notice of such breach; (iii) if you are convicted of a felony that materially impairs your performance of duties for INPRISE; or (iv) as a result of your reckless or willful misconduct, you commit any act that causes, or knowingly fails to take reasonable and appropriate action to prevent, any material injury to the financial condition or business reputation of INPRISE.

         "Constructive termination" shall mean any one or more of the following:
(i) without your express written consent, the relocation of the principal place of your employment to a location that is more than fifty (50) miles from the company's current headquarters; (ii) any failure by INPRISE to pay, or any material reduction by INPRISE of, your base salary or benefits (unless reductions comparable in amount and duration are concurrently made for all other employees of INPRISE with responsibilities, organizational level and title comparable to yours) or (iii) a material diminution of your responsibilities.

         In the event of any dispute or claim relating to or arising out of your employment relationship with INPRISE, this agreement, or the termination of your employment with INPRISE for any reason (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race, national origin, disability or other discrimination or harassment), you and INPRISE agree that all such disputes shall be fully, finally and

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exclusively resolved by binding arbitration conducted by the American
Arbitration Association in Santa Clara County, California. You and INPRISE hereby waive your respective rights to have such disputes tried by a judge or jury. This arbitration provision shall not apply to any claims for injunctive relief by you or INPRISE.

     This agreement, the employee confidentiality agreement, together with INPRISE'S customary change in control agreement, a form of which is attached hereto, which Inprise will enter into with you as soon as practicable after the date hereof, and if applicable, the stock option agreement(s) referred to above constitute the entire agreement between you and INPRISE regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations or agreements between you and INPRISE. This agreement may only be modified by a document signed by you and the President of INPRISE.

         We are very pleased to confirm these terms with you. Please take the time to review this letter and, if appropriate, sign and return a copy to me. We all look forward to a mutually beneficial relationship and in the meantime, should you have any questions, please do not hesitate to contact me at any time.


                                             Sincerely,
                                             INPRISE Corporation


                                        By:  /s/ Dale Fuller
                                             -----------------------------------
                                             Dale Fuller
                                             President/Chief Executive Officer


         I agree to and accept employment with INPRISE Corporation on the terms and conditions set forth in this agreement.


         Date:  May 18, 2000                 /s/ Keith Gottfried
                                             -----------------------------------
                                             Keith Gottfried